Vertex Energy, Inc. 8-K

Exhibit 10.3

Vertex Energy, Inc.
1331 Gemini Street, Suite 250
Houston, Texas 77058

August 23, 2024

Dear Mr. Stein:

On behalf of Vertex Energy, Inc., a Nevada corporation (the “Company”), I am pleased to invite you to become a member of the board of directors of the Company (the “Board”).

You will serve as a disinterested director (a “Disinterested Director”) for the Company, as such term has been construed in accordance with applicable law. By signing this letter agreement, you confirm that you do not possess material business, close personal relationships, or other affiliations, or any history of any such material business, close personal relationships, or other affiliations, with the Company or any of its major debtholders or stockholders that would cause you to be unable to (a) exercise independent judgment based on the best interests of the Company or (b) make decisions and carry out your responsibilities as a member of the Board, in each case, in accordance with the terms of the Company’s organizational documents and applicable law.

As a member of the Board, you will receive cash compensation equal to $45,000 each month, payable in advance. The first monthly payment will be prorated to reflect your actual term of service based on the date of your appointment as a Disinterested Director. For each day on which you devote more than four hours of your time, outside of Board meetings, for meetings or activities outside the scope of normal Board duties, including preparation for and/or attending depositions or hearings or other activities deemed necessary or desirable by the Company, you shall be compensated on a “per diem” basis at a rate of $6,000 for each such day, payable in cash; provided that you shall not receive multiple “per diem” amounts for any one day on account of your duties towards the Company. For the avoidance of doubt, you will only be entitled to receive up to the last monthly compensation for the month in which you stop serving as a member of the Board.

In addition, you will be reimbursed for all reasonable and documented out-of-pocket business expenses incurred by you in connection with your service to the Company as a member of the Board. You will be covered by the Company’s directors’ and officers’ (“D&O”) insurance policy, in an amount and on terms as reasonably determined by the Board. You will also be indemnified by the Company on terms no less favorable than those afforded any other officer or director of the Company upon your execution of this letter agreement.

Our expectation is that the Board will meet at least weekly, but likely with greater frequency. We ask that you make yourself available to participate in those meetings either in person or telephonically, as may be appropriate.

You may voluntarily resign (or be involuntarily removed) in which event this letter agreement shall terminate as of the date of such resignation (or removal).

Your service on the Board will be in accordance with, and subject to, the organizational documents of the Company and applicable law concerning the service of directors in the state of Nevada, as the same may be further amended from time to time. In accepting this offer, you are representing to us that you do not know of any conflict or legal prohibition that would restrict you from becoming, or could reasonably be expected to preclude you from remaining, a member of the Board, including Section 8 of the Clayton Act and other similar provisions.

You and the Company acknowledge that this letter agreement is governed by and shall be construed in accordance with laws of the state of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the state of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdictions other than the state of Delaware.

By accepting this appoint, you agree that this letter is a contract for services and is not a contract for employment. This letter sets forth the terms of your service with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by a duly authorized representative of the Company and by you.

We look forward to working with you.

[Signature page follows.]

Sincerely,

/s/ James P. Gregory
Name:	James P. Gregory
Title:	General Counsel & Secretary

ACCEPTED AND AGREED:

I hereby accept, and consent to be designated as a member of the Board and agree to so serve, subject to the terms and conditions set forth herein.

August 23, 2024	/s/ Jeffrey S. Stein
Date	Signature
Jeffrey S. Stein